Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

P.F. CHANG’S CHINA BISTRO, INC.

at

$51.50 NET PER SHARE

Pursuant to the Offer to Purchase dated May 15, 2012

by

WOK ACQUISITION CORP.

an indirect wholly-owned subsidiary of

WOK PARENT LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

NEW YORK CITY TIME, ON JUNE 12, 2012, UNLESS THE TENDER OFFER IS EXTENDED.

May 15, 2012

To Our Clients:

Enclosed for your consideration are the Offer to Purchase dated May 15, 2012 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer by Wok Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Wok Parent LLC, a Delaware limited liability company, to purchase for cash all outstanding shares of common stock, par value $0.001 per Share (the “Shares”) of P.F. Chang’s China Bistro, Inc., a Delaware corporation, at a purchase price of $51.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer to Purchase and the related Letter of Transmittal (which, together with the Offer to Purchase, each as may be amended or supplemented from time to time, collectively constitute the “Offer”).

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

Please note carefully the following:

1. The offer price for the Offer is $51.50 per Share, net to you in cash, without interest thereon and less any required withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on June 12, 2012 unless the Offer is extended by Purchaser.

4. The Offer is subject to certain conditions described in Section 15 of the Offer to Purchase.

5. Tendering stockholders who are registered stockholders or who tender their Shares directly to Computershare Trust Company, N.A. (the “Depositary”), will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Purchaser’s purchase of Shares pursuant to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the expiration of the Offer.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

P.F. CHANG’S CHINA BISTRO, INC.

at

$51.50 NET PER SHARE

Pursuant to the Offer to Purchase

Dated May 15, 2012

by

WOK ACQUISITION CORP.

an indirect wholly-owned subsidiary of

WOK PARENT LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated May 15, 2012, and the related Letter of Transmittal, in connection with the offer by Wok Acquisition Corp., a Delaware corporation (“Purchaser”) and an indirect wholly-owned subsidiary of Wok Parent LLC, a Delaware limited liability company, to purchase for cash all outstanding shares of common stock, par value $0.001 per share (the “Shares”) of P.F. Chang’s China Bistro, Inc., a Delaware corporation, at a purchase price of $51.50 per Share, net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions of the Offer to Purchase and the related Letter of Transmittal (which, together with any amendments or supplements thereto collectively constitute the “Offer”).

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below (or, if no number is indicated, all Shares) which are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Number of Shares to be Tendered:	SIGN HERE

Shares*	Signature(s)

Account Number

Dated , 2012

Area Code and Phone Number	Please Print name(s) and address(es) here

Tax Identification Number or Social Security Number

* Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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